Pericom Semiconductor: Enabling Serial Connectivity (NASDAQ: PSEM) Q2 Fiscal Year 2012 Earnings

2 Safe Harbor  This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q3 FY12 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal third quarter .  Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC.  All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law.  We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings.

3 Q2 Earnings Overview (Non - GAAP Results)  Quarterly revenue of $30.5 M  Decreased 14% Q - to - Q and 25% vs. Q2 FY11  Geographic distribution  Asia at 90%, US at 7%, Europe at 3%  Channel sales mix  International distribution at 63%, CMs at 24%, OEMs at 10%, Domestic distribution at 3%.

4 Q2 Earnings Overview (Non - GAAP Results) Quarterly :  Gross margin of 37.3%  Increased 0.4% sequentially and increased 1.0% YoY  Operating expense of $11.0 M vs. $11.3 M last Q  Operating income of $.4 M vs. $1.8 M last Q  Operating income margin of 1%  Net income of $1.0 M vs. $1.8 M last Q  Net profit margin of 3%  EPS of 4 cents vs. 7 cents last Q  Tax Rate of 9% for Q1 vs. 36% last Q

5 Strong Balance Sheet Cash & Investments $124M Working Capital $104M Total Assets $278M Total Liabilities $40M Shareholders’ Equity $238M Book Value/Share $9.78 Cash & Investments/Share $5.13 Dec. 2011

6 Q2 Product Mix and Key Customers  Product mix as % of revenues  IC at 63%  Included analog switch at 22%, digital switch at 5%, silicon clocks at 8%, connect at 15%, interface at 4%  9% from PTI  FCP at 37%  Top five end customers  Accounted for 28% of total revenue  One customer accounted for over 10% of total revenue

7 New Products – 2 QFY12  For 2QFY12 Earnings Release:  Pericom introduced a total of 12 new products across the Signal Integrity, Timing, and Connectivity product areas in our 2QFY12.  Signal Conditioning: Introduced 4 new ReDriver TM products for SATA3/SAS2, and the new PCIe 3.0 (8Gb) and USB3 (5Gb SuperSpeed) protocols. These products target Server, Storage, Computing, and Embedded market segments.  Connectivity: Introduced 3 new products supporting PCIe GEN2 packet switching, DDR3 mux switch, and PCIe to USB2 serial bridge. These products target NB/Tablet, Embedded, and Networking market segments. Our PCIe to USB2 serial bridge is optimized for MAC OS applications.  Timing: We expanded our timing solutions for next generation platforms with 5 new products. We sampled a new XO, a new specialized crystal, 2 high performance clock buffers, and 1 ASSP clock generator for a volume Tier 1 Networking customer.

8 Q3 FY12 Business Outlook (Non - GAAP) $ - millions Includes PTI Revenue $30.0 to $34.0 Gross Margin 35.0% to 37.0% Operating Expense $10.5 to $10.9 Other Income $0.5 to $0.7 Tax Rate 32% to 34%

Pericom Semiconductor: Enabling Serial Connectivity (Nasdaq: PSEM) Fiscal 2Q12 Earnings Q & A